Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated October 5, 2015

J.P. Morgan U.S. Sector Rotator 5 Index (Series 1)

Performance Update - October 2015

OVERVIEW
The J.P. Morgan U.S. Sector Rotator 5 Index (Series 1) (the "Index" or "U.S.
Sector Rotator 5 Index") is a notional rules-based proprietary index that, on a monthly basis, tracks the excess return of a synthetic portfolio of (i) up to five U.S. Sector Constituents, which are U.S. sector exchange-traded funds, that are selected according to their past month return with a volatility feature, or, (ii) the U.S. Sector Constituents that meet the selection criteria and the Bond Constituent, which is the PIMCO Total Return Active
Exchange-Traded Fund.

Hypothetical and Actual Historical Performance -September 30, 2005 to September
30, 2015

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* See "Notes" on following page

Key Features of the Index
   The strategy is based on a universe of 11 investible underlyings (10 ETFs across U.S. sectors and an ETF representing fixed income exposure) Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
Targets a volatility of 5%
Daily deduction of a fee of 0.50% per annum
Levels published on Bloomberg under the ticker JPUSSC5E.

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Hypothetical and Actual Historical Volatility --March 30, 2006 to September 30,
2015

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Recent Index Performance

 Historical
Performance  Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
  2015      -0.31% -0.32% -0.88% -0.77% 0.17%  -0.56% 0.79%  -2.46% -0.87%                      -5.12%
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
  2014      -2.39% 1.25%  -0.07% 1.24%  0.65%  0.83%  -1.33% 2.16%  -0.43% 1.41%  0.97%  -0.38% 3.88%
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
  2013      1.78%  0.43%  2.14%  1.91%  -1.18% -0.41% 1.09%  -1.47% 1.67%  1.62%  0.91%  1.25%  10.12%
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
  2012      0.32%  1.04%  1.50%  0.03%  -0.21% 0.60%  0.33%  -0.34% 1.23%  -0.36% 0.20%  0.13%  4.55%
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------
  2011      1.26%  1.34%  -0.06% 1.14%  0.78%  -0.92% 0.91%  -1.08% -1.66% 0.89%  -0.14% 1.69%  4.16%
----------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------

** As calculated though September 30, 2015
Recent Index Composition

             Consumer       Consumer

   Month     Discretionary Staples Select Energy Select  Financial    Health Care    Industrial   Utilities Select  Materials
 Technology    iShares US
             Select Sector Sector SPDR    Sector SPDR   Select Sector Select Sector Select Sector Sector SPDR      Select Sector
 Select Sector Real Estate PIMCO Total Return Active
             SPDR Fund       Fund           Fund        SPDR Fund     SPDR Fund     SPDR Fund       Fund           SPDR Fund
 SPDR Fund       ETF        Exchange-Traded Fund
------------ ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------
 ------------- ----------- -------------------------
 October 15  0.00%          0.00%          0.00%        0.00%         0.00%         0.00%          5.79%           0.00%
 0.00%         5.39%           55.31%
------------ ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------
 ------------- ----------- -------------------------
September 15 0.00%          0.00%          0.00%        0.00%         0.00%         0.00%          0.00%           0.00%
 0.00%         0.00%          100.00%
             ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------
 ------------- ----------- -------------------------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- September 30, 2015

                                          Three Year      Five Year Annualized Ten Year Annualized Ten Year Annualized Ten Year
 Sharpe
                                        Annualized Return      Return               Return             Volatility          Ratio
   Ten Year Correlation
--------------------------------------- ----------------- -------------------- ------------------- -------------------
 --------------- --------------------
J.P. Morgan U.S. Sector Rotator 5 Index

                                            2.75%              3.99%                3.31%               4.60%               0.72
       100.00%
(Series 1)

--------------------------------------- ----------------- -------------------- ------------------- -------------------
 --------------- --------------------
S&P 500 Index (Excess Return)               11.93%             12.79%               4.69%               20.70%              0.23
        54.38%
--------------------------------------- ----------------- -------------------- ------------------- -------------------
 --------------- --------------------
JPM US Gov Bond Index (Excess Return)       1.00%              2.18%                2.43%               4.79%               0.51
       -16.21%

Notes

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Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular underlying supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (800) 576-3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966